Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Info:

Lori Barker

Sr. Director, Investor Relations

SYNNEX Corporation

(510) 668-3715

lorib@synnex.com

SYNNEX Corporation Reports Fiscal 2011 Fourth Quarter and Year-End Results

Year of Strategic Focus on High-Margin Value Added Offerings and Services Culminates with Record Fourth Quarter Performance

Fremont, Calif., - January 10, 2012 - SYNNEX Corporation (NYSE: SNX), a leading business process services company, today announced financial results for the fiscal fourth quarter and year ended November 30, 2011.

	Q4 FY11	Q4 FY10	Net Change
Revenue ($M)	$2,841	$2,468	15.1%
Operating income ($M)	$84.7	$64.6	31.1%
Operating margin	2.98%	2.62%	36 bp
Net income attributable to SYNNEX Corporation ($M)	$50.2	$37.5	33.7%
Diluted EPS	$1.37	$1.04	31.7%

“I am very proud of the SYNNEX team for once again delivering excellent results. The fourth quarter was an outstanding finish to a strong year where SYNNEX again grew revenues and profits in excess of industry growth rates even while making substantial investments in new high-growth and high-margin businesses,” stated Kevin Murai, President and Chief Executive Officer. “We continue to focus on efficiency and leverage in our core business, further expansion into high growth adjacent markets and creating value-added service offerings - all focused on increasing shareholder value.”

Fiscal 2011 Fourth Quarter Highlights:

•

Distribution: Revenue from continuing operations was $2.80 billion, an increase of 14.6% over the prior fiscal year fourth quarter. The acquisition on December 1, 2010 of SYNNEX Infotec Corporation in Japan added $304.9 million to the fiscal 2011 fourth quarter revenue. Distribution income from continuing operations before non-operating items, income taxes and noncontrolling interest was $81.1 million, or 2.89% of distribution revenue compared with $63.1 million, or 2.58% in the prior fiscal year quarter. Operating margin growth resulted from continued success of key strategies, transition of certain customer business to a higher margin fee for service relationship and supply-demand dynamics of certain constrained products.

•

Global Business Services (GBS): Revenue from continuing operations was $44.9 million, an increase of 62.1% over the prior fiscal year fourth quarter. GBS income from continuing operations before non-operating items, income taxes and noncontrolling interest was $3.6 million, or 8.11% of GBS revenue compared with $1.5 million, or 5.43% in the prior fiscal year quarter.

•	The trailing fiscal four quarters ROIC increased to 11.1% for the fiscal fourth quarter of 2011, up from 10.3% in the prior fiscal year quarter.

•	The cash conversion cycle was 39 days, an improvement of 3 days from the prior fiscal year quarter.

•	The debt to capitalization ratio was 25%.

•	Depreciation and amortization were $5.1 million and $2.0 million, respectively.

Fiscal Year 2011 Highlights:

	FY11	FY10	Net Change
Revenue ($M)	$10,410	$8,614	20.8%
Operating income ($M)	$256.2	$199.2	28.7%
Operating margin(1)	2.46%	2.31%	15 bp
Net income attributable to SYNNEX Corporation ($M)(1)	$150.3	$116.5	29.0%
Diluted EPS(1)	$4.08	$3.26	25.2%

1.	From continuing operations before gain on sale of discontinued operations, net of tax. FY 2011 includes a $5.4 million credit adjustment to contingent M&A consideration.

•

Distribution: Revenue from continuing operations was $10.27 billion, an increase of 20.5% over the prior fiscal year. The acquisition on December 1, 2010 of SYNNEX Infotec Corporation in Japan added $1.22 billion to fiscal 2011. Distribution income from continuing operations before non-operating items, income taxes and noncontrolling interest was $237.3 million, or 2.31% of distribution revenue compared with $187.5 million, or 2.20% in the prior fiscal year.

•

Global Business Services (GBS): Revenue from continuing operations was $163.4 million, an increase of 45.4% over the prior fiscal year. GBS income from continuing operations before non-operating items, income taxes and noncontrolling interest was $18.9 million, or 11.57% of GBS revenue compared with $11.7 million, or 10.39% in the prior fiscal year.

•	Depreciation and amortization were $17.1 million and $7.6 million, respectively.

Fiscal 2012 First Quarter Outlook:

The following statements are based on the Company’s current expectations for the first quarter of fiscal 2012. These statements are forward-looking and actual results may differ materially.

•	Revenue is expected to be in the range of $2.48 billion to $2.58 billion.

•	Net income is expected to be in the range of $33.1 million to $34.3 million.

•	Diluted earnings per share are expected to be in the range of $0.89 to $0.93.

Conference Call and Webcast

SYNNEX will be discussing its financial results and outlook on a conference call today at 2:00 p.m. (PT). A webcast of the call will be available at http://ir.synnex.com. The conference call can be accessed by dialing 866-364-4389 in North America or 706-902-0319 outside North America. The confirmation code for the call is 37624794. A replay of the conference call will be available at http://ir.synnex.com approximately two hours after the conference call has concluded.

About SYNNEX

SYNNEX Corporation (NYSE: SNX), a Fortune 500 corporation, is a leading business process services company, servicing resellers, retailers and original equipment manufacturers in multiple regions around the world. The Company provides services in IT distribution, supply chain management, contract assembly and business process outsourcing. Founded in 1980, SYNNEX employs over 10,000 full-time and part-time associates worldwide. Additional information about SYNNEX may be found online at www.synnex.com.

Safe Harbor Statement

Statements in this press release regarding SYNNEX Corporation, which are not historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may be identified by terms such as believe, expect, may, will, provide, could and should and the negative of these terms or other similar expressions. These statements, including statements regarding our business strategy, demand environment, growth in profitability, growth in various business segments, and our revenue, net income and earnings per share, are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in the forward-looking statements. These risks and uncertainties include, but are not limited to: our ability to successfully integrate our recent acquisitions; diversion of management as a result of our recent acquisitions; loss of vendors and suppliers as a result of our recent acquisitions; decrease in demand as a result of the events in Japan; market acceptance and product life of the platforms sold by companies recently acquired; general economic conditions and any weakness in IT and consumer electronics spending; the loss or consolidation of one or more of our significant OEM suppliers or customers; market acceptance and product life of the products we assemble and distribute; competitive conditions in our industry and their impact on our margins; pricing, margin and other terms with our OEM suppliers; our ability to gain market share; variations in supplier-sponsored programs; changes in our costs and operating expenses; changes in foreign currency exchange rates; changes in the tax laws; risks associated with our international operations; uncertainties and variability in demand by our reseller and contract assembly customers; supply shortages or delays; any termination or reduction in our floor plan financing arrangements; credit exposure to our reseller customers, and negative trends in their businesses; any future incidents of theft; risks associated with our business process outsourcing and contract assembly business; risks associated with our anti-dilution share repurchase program; and other risks and uncertainties detailed in our Form 10-Q for the fiscal quarter ended August 31, 2011 and from time to time in our SEC filings. Statements included in this press release are based upon information known to SYNNEX Corporation as of the date of this release, and SYNNEX Corporation assumes no obligation to update information contained in this press release.

Copyright 2012 SYNNEX Corporation. All rights reserved. SYNNEX, the SYNNEX Logo and all other SYNNEX company, product and services names and slogans are trademarks or registered trademarks of SYNNEX Corporation. SYNNEX and the SYNNEX Logo Reg. U.S. Pat. & Tm. Off. Other names and marks are the property of their respective owners.

SNX-F

SYNNEX Corporation

Consolidated Balance Sheets

(in thousands)

(unaudited)

	November 30, 2011	November 30, 2010
Assets
Current assets:
Cash and cash equivalents	$67,571	$88,038
Short-term investments	16,017	11,419
Accounts receivable, net	1,142,942	986,917
Receivable from vendors, net	150,085	132,409
Receivable from affiliates	1,344	5,080
Inventories	975,047	912,237
Current deferred tax assets	28,241	33,063
Other current assets	57,168	40,030

Total current assets	2,438,415	2,209,193
Property and equipment, net	125,157	91,995
Goodwill	185,312	139,580
Intangible assets, net	37,539	28,271
Deferred tax assets	590	605
Other assets	46,282	30,217

Total assets	$2,833,295	$2,499,861

Liabilities and equity
Current liabilities:
Borrowings under securitization, term loans and lines of credit	$159,200	$245,973
Accounts payable	1,035,691	896,401
Payable to affiliates	—	3,195
Accrued liabilities	172,226	166,861
Income taxes payable	5,136	1,578

Total current liabilities	1,372,253	1,314,008
Long-term borrowings	87,659	9,044
Convertible debt	136,163	131,289
Long-term liabilities	60,676	49,431
Deferred tax liabilities	8,086	3,262

Total liabilities	1,664,837	1,507,034

SYNNEX Corporation’s stockholders’ equity:
Preferred stock	—	—
Common stock	36	36
Additional paid-in capital	298,793	285,406
Accumulated other comprehensive income	30,026	28,035
Retained earnings	829,524	679,193

Total SYNNEX Corporation stockholders’ equity	1,158,379	992,670
Noncontrolling interest	10,079	157

Total equity	1,168,458	992,827

Total liabilities and equity	$2,833,295	$2,499,861

SYNNEX Corporation

Consolidated Statements of Operations

(in thousands, except for per share amounts)

(unaudited)

	Three Months Ended November 30, 2011	Three Months Ended November 30, 2010	Fiscal Year Ended November 30, 2011	Fiscal Year Ended November 30, 2010
Revenue	$2,840,971	$2,468,225	$10,409,840	$8,614,141
Cost of revenue	(2,653,130)	(2,327,306)	(9,779,342)	(8,122,525)

Gross profit	187,841	140,919	630,498	491,616
Selling, general and administrative expenses	(103,144)	(76,310)	(374,270)	(292,466)

Income from continuing operations before non- operating items, income taxes and noncontrolling interest	84,697	64,609	256,228	199,150
Interest expense and finance charges, net	(6,595)	(4,984)	(25,505)	(17,114)
Other income (expense), net	(936)	780	(1,005)	1,550

Income from continuing operations before income taxes and noncontrolling interest	77,166	60,405	229,718	183,586
Provision for income taxes	(26,964)	(22,873)	(79,165)	(66,910)

Income from continuing operations before noncontrolling interest, net of tax	50,202	37,532	150,553	116,676
Income from discontinued operations, net of tax	—	—	—	75
Gain on sale of discontinued operations, net of tax	—	—	—	11,351

Net income	50,202	37,532	150,553	128,102
Net income attributable to noncontrolling interest	(29)	(1)	(222)	(154)

Net income attributable to SYNNEX Corporation	$50,173	$37,531	$150,331	$127,948

Amounts attributable to SYNNEX Corporation:
Income from continuing operations, net of tax	$50,173	$37,531	$150,331	$116,538
Discontinued operations:
Income from discontinued operations, net of tax	—	—	—	59
Gain on sale of discontinued operations, net of tax	—	—	—	11,351

Net income attributable to SYNNEX Corporation	$50,173	$37,531	$150,331	$127,948

Earnings per share attributable to SYNNEX Corporation:
Basic :
Income from continuing operations	$1.39	$1.06	$4.20	$3.35
Discontinued operations	—	—	—	0.33

Net income per common share - basic	$1.39	$1.06	$4.20	$3.68

Diluted :
Income from continuing operations	$1.37	$1.04	$4.08	$3.26
Discontinued operations	—	—	—	0.32

Net income per common share - diluted	$1.37	$1.04	$4.08	$3.58

Weighted - average common shares outstanding - basic	36,142	35,351	35,830	34,737

Weighted - average common shares outstanding - diluted	36,675	36,149	36,833	35,757